PROXY RESULTS
	During the six months ended June 30, 2006, Cohen
& Steers Quality Income Realty Fund, Inc. shareholders voted on the following proposals at the annual meeting held on April 27, 2006. The description of each proposal and number of shares voted are as follows:

Common Shares
			Shares Voted	Authority
				For	Withheld
To Elect Directors
George Grossman	 	36,956,388 	 414,068
Robert H. Steers	36,956,056 	 414,400
C. Edward Ward, Jr.	36,954,911 	 415,545



Preferred Shares
			Shares Voted	Authority
				For	Withheld
To Elect Directors
George Grossman	 	13,162 		87
Robert H. Steers	13,162 		87
C. Edward Ward, Jr.	13,162 		87